EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

DELPHAX COMPLETES $7 MILLION FINANCING TRANSACTION

Company also closes on new $13.7 Million Senior Credit Facilities

MINNEAPOLIS, Sept. 11 — Delphax Technologies Inc. (Nasdaq:DLPX), a global provider of high-speed digital printing systems, announced today that it has closed on the second and final phase of the company’s previously announced $7 million subordinated financing transaction with an affiliate of Whitebox Advisors LLC (“Whitebox”).

In this phase, approved by shareholders in July, Delphax’s Canadian subsidiary issued a $7 million five-year secured subordinated promissory note. The company used $3 million of the new financing to pay off subordinated debt due in February 2008 and $900,000 to pay off the subordinated note issued at the first phase closing on March 26, 2007, that was also due in February 2008. Delphax issued to Whitebox a warrant to purchase an additional 6.3 million shares of Delphax common stock, bringing to 7.5 million the number of warrants issued in connection with the financing. For a period of one year after the second closing, Whitebox has the right to buy on the same terms an additional $1.4 million subordinated note and obtain a warrant for an additional 1.5 million shares.

In connection with the subordinated financing with Whitebox, Delphax and its Canadian subsidiary also closed on new senior credit facilities totaling $13.7 million with Wells Fargo Business Credit (an operating division of Well Fargo Bank, N.A.) and Wells Fargo Financial Corporation Canada. These new credit facilities have a four-year term and consist of secured revolving credit facilities of up to $13 million, subject to availability under a borrowing base of accounts receivable and inventory, and a secured term loan of $653,000. The senior credit facilities are also subject to certain financial covenants.

“Along with the tightening of our cost structure and implementation of new sales initiatives, the completion of this financing ranked at the very top of our recovery objectives for Delphax,” said Dieter Schilling, president and chief executive officer. “We view these arrangements with Whitebox Advisors and Wells Fargo as votes of confidence in our strategy for getting Delphax on track for profitable growth. They provide the immediate capital resources we need to exploit the competitive advantages we have in our electron-beam imaging technology and the high-speed digital presses that this technology makes possible. At the same time, we expect our strengthened balance sheet to have a positive marketplace impact.”

About Whitebox Advisors, LLC

Whitebox Advisors, LLC is a SEC-registered investment advisor with over $3 billion in assets, headquartered in Minneapolis, MN.

About Wells Fargo Bank, N.A.

Wells Fargo & Company is a diversified financial services company with $540 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and the internet (wellsfargo.com) across North America and internationally. Wells Fargo Bank, N.A. is the only bank in the U.S., and only one of two banks worldwide, to have the highest credit rating from both Moody’s Investors Service, “Aaa,” and Standard & Poor’s Rating Services, “AAA.”

CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street  •  Bloomington, MN 55438  •  Phone: 952.939.9000  •  Fax: 952.939.1151  •  Website: www.delphax.com

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectations about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000 gfurness@delphax.com

CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street  •  Bloomington, MN 55438  •  Phone: 952.939.9000  •  Fax: 952.939.1151  •  Website: www.delphax.com